CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Fresh Medical Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on November 19, 2004.

SECOND: The Article numbered “FIRST” is amended in its entirety to read as follows: “The name of the corporation is ProLung, Inc. (the “Corporation”).”

THIRD: This amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation law of the State of Delaware.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, Fresh Medical Laboratories, Inc. has caused this certificate to be signed by Steven C. Eror, its President, this third day of April, 2017.

Fresh Medical Laboratories, Inc.,

a Delaware corporation

      By /s/ Steven C. Eror

      Steven C. Eror, President